EXHIBIT 5.1
                        September 11, 1997



IEC Electronics Corp.
105 Norton Street
Newark, NY  14513

    RE: IEC Electronics Corp. - Registration Statement on Form S-3

Gentlemen:

We have acted as counsel to IEC Electronics Corp., a Delaware corporation (hereinafter called the Company), in connection with its Registration Statement on Form S-3, filed under the Securities Act of 1933, relating to the proposed resale of up to 805,125 shares of common stock of the Company, $.01 par value (Common Stock) by a certain selling stockholder.

In that connection, we have examined the Certificate of Incorporation of the Company, as amended, the by-laws of the Company, as amended, the Registration Statement, and such other documents and corporate records as we have deemed necessary or appropriate for purposes of this opinion.

Based upon the foregoing, it is our opinion that:

1. The Company has been duly organized and is a validly existing corporation in good standing under the laws of the State of Delaware.

2. The Common Stock has been duly authorized and is validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the above-referenced Registration Statement and to the reference made to us under the caption Legal Matters in the Prospectus forming a part of such Registration Statement.

                                       Very truly yours,

                                     BOYLAN, BROWN, CODE,
                                 FOWLER, VIGDOR & WILSON, LLP

                                  /s/Martin S. Weingarten

                                     Martin S. Weingarten

MSW/ls